Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Announces Promotion of Edmund Reiter
to CEO; Chairman and CEO Michael Tzannes to
Become Executive Chairman

Executive appointments refocus company for next phase of growth

BEDFORD, Mass. – December 7, 2009 – Aware, Inc. (NASDAQ:AWRE), a leading technology innovator and software supplier to the telecommunications and biometrics industries, today announced the promotion of Edmund C. Reiter to Chief Executive Officer, and the appointment of Michael A. Tzannes to Executive Chairman.  Mr. Reiter will also retain the title of President.  These key executive appointments will facilitate the next phase of the company’s product and financial transformation.  The organizational change will take effect on January 1, 2010.

As Executive Chairman, Mr. Tzannes will continue to lead the company’s intellectual property initiatives and oversee key strategic, corporate and governance activities.

Mr. Tzannes said, “We are entering 2010 with a strong balance sheet and, now that the divestiture of our licensing business to Lantiq has closed, we expect a significant reduction in our quarterly expenses going forward.  Ed has a long track record of management excellence and innovation in product development, sales and marketing.  I am very confident he will successfully transition to the role of CEO.”

Mr. Reiter joined Aware in 1992, and has been President since 2001.  He has been responsible for product and market developments for Aware’s biometrics and DSL test businesses.

Edmund Reiter said: “Aware is focused on dynamic and growing markets in both our DSL test and biometrics businesses.   We are encouraged by our progress recently in these businesses and are optimistic about 2010 and our longer term prospects in these markets.”

About Aware

Aware is a leading technology and software supplier for the telecommunications and biometrics industries. Aware has pioneered innovations at telecommunications standards-setting organizations for DSL and home networking.  Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to provision and troubleshoot DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992. Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging.  Aware is a publicly held company (NASDAQ: AWRE - News) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL test and diagnostics and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; current economic conditions, including the credit crisis affecting the financial markets; our intellectual property is subject to limited protection; our ability to obtain or enforce patents could be affected by new laws, regulations or rules; and our business may be affected by government regulations. DSL test and diagnostic factors include, but are not limited to: our DSL test and diagnostic businesses depend upon a limited number of customers; the success of our DSL test and diagnostics products businesses requires telephone companies to install DSL service in volume; our test and diagnostic hardware and software products could have quality problems; we depend on a single source contract manufacturer for the manufacture of our DSL hardware products; and we are dependent on single source suppliers for components in our DSL hardware products. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and other reports and filings made with the Securities and Exchange Commission.

Aware and  Dr. DSL are trademarks or registered trademarks of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: aware@aware.com